Exhibit 99.1

Capitalization

The following table sets forth our capitalization as of June 30, 2010:

•	on an actual basis; and

•

on a pro forma as adjusted basis to give effect to the Transactions (the acquisition of PSI, the establishment and borrowing under the senior credit facility and the senior unsecured financing and the use of proceeds thereof) as if each had occurred on that date.

(amounts in thousands)	As of June 30, 2010
	Actual	Pro forma as adjusted
Cash and cash equivalents	$12,337	$12,337

Total debt (including current maturities)
Existing revolving credit facility	166,000	—
New senior credit facility:
Revolving credit facility (1)	—	391,964
Term loan A (1)	—	1,042,125
Term loan B (1)	—	1,576,000
Accounts receivable securitization program (2)	100,000	250,000
7.125% senior notes due 2016 (3)	400,026	400,026
6.75% senior notes dues 2011 (3)	200,850	200,850
Existing UHS debt, other (4)	16,500	16,500
Rolled PSI debt (5)	—	39,635

Total senior secured debt (6)	883,376	3,917,100
Senior unsecured financing	—	250,000

Total debt	883,376	4,167,100
Total stockholders’ equity	1,930,130	1,884,520

Total capitalization	$2,813,506	$6,051,620

(1)	Represents pro forma borrowings pursuant to the revolving credit facility assuming that PSI’s cash on hand as of June 30, 2010 of $49.7 million is utilized to fund a portion of the costs of the Transactions. As of June 30, 2010, after giving effect to the Transactions, we would have had $345.0 million available to be borrowed under the revolving credit facility, after taking into account $63.0 million of outstanding letters of credit. The Term loan A amount represents the $1,050.0 million facility, net of original issue discount of $7.825 million. The Term loan B amount represents the $1,600.0 million facility, net of original issue discount of $24.0 million.

(2)	As of June 30, 2010, we had $100.0 million available to be borrowed under the terms of our existing accounts receivable securitization program, which is secured by the patient-related accounts receivable of substantially all of our acute care hospitals. We expect to obtain a new $250.0 million accounts receivable securitization program with terms similar to our existing program.

(3)	As of June 30, 2010, we had $400.0 million in aggregate principal amount of 7.125% senior notes due 2016 and $200.0 million in aggregate principal amount of 6.75% senior notes due 2011. These senior notes are currently unsecured, but in connection with the Transactions, we expect that they will be equally and ratably secured by the collateral that will secure our senior credit facility.

(4)	Includes amounts under capitalized leases, industrial revenue bonds, notes payable and mortgages payable that will remain outstanding following the Transactions.

(5)	PSI’s existing mortgage loans with respect to five of its hospitals, amounting to $32.6 million in the aggregate, will remain outstanding after the Transactions. Principal and interest on the loans are payable in 420 monthly installments through the final maturity dates in 2036, 2037 and 2038, and the loans bear interest at fixed rates of 5.7% to 7.6%. The loans are insured by the U.S. Department of Housing and Urban Development (“HUD”). See note 6 to PSI’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2010 included in this offering memorandum. In addition, PSI has $7.0 million of other debt, consisting primarily of capital leases.

(6)	The amounts set forth for total senior secured debt includes the 7.125% senior notes due 2016 and the 6.75% senior notes due 2011, which will only become secured in connection with the Transactions. See note (3) above.

Unaudited pro forma condensed combined financial information

The unaudited pro forma condensed combined statement of income for Universal Health Services, Inc. (“UHS”) and Psychiatric Solutions, Inc. (“PSI”) for the twelve months ended June 30, 2010, the year ended December 31, 2009 and the six-month periods ended June 30, 2010 and 2009, give effect to UHS’s acquisition of PSI and related financing transactions, including this senior unsecured financing and other debt financing commitments (collectively, the “Transactions”), as if they had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of June 30, 2010 gives effect to the Transactions as if they had occurred on June 30, 2010.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes. The actual results reported in periods following the Transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, differences resulting from the final PSI merger agreement, timing and impact of potential synergies, the impact of potential divestiture of UHS and/or PSI facilities as required by the Federal Trade Commission, the impact of the incremental costs incurred in integrating the PSI facilities, and the actual interest rates applicable to the funds borrowed to finance the acquisition of PSI. In addition, no adjustments have been made for non-recurring items related to the Transactions in the pro forma statements of income. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the Transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of UHS and PSI and do not purport to project the future financial condition and results of operations after giving effect to the Transactions.

The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities of PSI based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized following the completion of the Transactions.

The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of UHS and PSI and has been prepared to illustrate the effects of the acquisition of PSI by UHS and the receipt of $250.0 million of proceeds from this senior unsecured financing, as well as the proceeds from other debt financing commitments. The pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of UHS, which are included in this offering memorandum, and for PSI, also included in this offering memorandum.

Unaudited pro forma condensed combined balance sheet

June 30, 2010

(amounts in thousands)

	UHS	PSI	Pro forma adjustments			Pro forma combined

Current assets:
Cash and cash equivalents	$12,337	$49,698		$(49,698)	(A)	$12,337
Accounts receivable, net	618,855	254,412				873,267
Supplies	84,683			6,200	(B)	90,883
Other current assets	38,985	85,760		(31,500)	(B)	93,245
Deferred income taxes	51,109			27,899	(C)	79,008
Current assets held for sale	16,250					16,250

Total current assets	822,219	389,870		(47,099)		1,164,990

Property and equipment, net	2,307,617	965,833		52,487	(D)	3,325,937

Other assets:
Goodwill	732,754	1,153,111		811,633	(E)	2,697,498
Deferred charges	8,864			87,800	(F)	96,664
Other	118,303	58,959		23,300	(G)	200,562

	$3,989,757	$2,567,773		$928,121		$7,485,651

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$2,032	$4,742	$			$6,774
Accounts payable and accrued liabilities	552,794	215,462		(18,166)	(H)	750,090
Federal and state taxes	3,298			(13,668)	(I)	(10,370)

Total current liabilities	558,124	220,204		(31,834)		746,494

Other noncurrent liabilities	346,310	32,932				379,242
Long-term debt	881,344	1,125,625		2,121,482	(J)	4,128,451
Deferred income taxes	68,386	82,260		(13,501)	(C)	137,145

Redeemable noncontrolling interests	205,463	4,336				209,799

UHS/PSI common stockholders’ equity	1,887,365	1,102,416		(1,148,026)	(K)	1,841,755
Noncontrolling interests	42,765					42,765

Total equity	1,930,130	1,102,416		(1,148,026)		1,884,520

	$3,989,757	$2,567,773		$928,121		$7,485,651

Unaudited pro forma condensed combined statements of income

for the twelve months ended June 30, 2010

(amounts in thousands, except per share amounts)

	UHS	PSI	Pro forma adjustments		Pro forma combined

Net revenues	$5,271,788	$1,894,794			$7,166,582

Operating charges:
Salaries, wages and benefits	2,263,653	1,033,787			3,297,440
Other operating expenses	984,950	378,131	(24,566)	(N)	1,338,515
Supplies expense	712,613	94,142			806,755
Provision for doubtful accounts	538,109	41,599			579,708
Depreciation and amortization	210,020	48,579	8,682	(L)	267,281
Lease and rental expense	71,407	19,680			91,087

	4,780,752	1,615,918	(15,884)		6,380,786

Income from operations	491,036	278,876	15,884		785,796
Interest expense, net	45,947	69,888	132,845	(M)	248,680

Income before income taxes	445,089	208,988	(116,961)		537,116
Provision for income taxes	157,676	80,455	(44,281)	(O)	193,850

Net income	287,413	128,533	(72,680)		343,266

Less: Income attributable to noncontrolling interests	38,083	(202)			37,881

Net income attributable to UHS	$249,330	$128,735	$(72,680)		$305,385

Basic earnings per share attributable to UHS	$2.56				$3.13

Diluted earnings per share attributable to UHS	$2.54				$3.11

Weighted average number of common shares—basic	97,229				97,229
Add: Other share equivalents	725				725

Weighted average number of common shares and equivalents—diluted	97,954				97,954

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined statements of income

for the year ended December 31, 2009

(amounts in thousands, except per share amounts)

	UHS	PSI	Pro forma adjustments		Pro forma combined

Net revenues	$5,202,379	$1,805,361			$7,007,740

Operating charges:
Salaries, wages and benefits	2,204,422	1,005,204			3,209,626
Other operating expenses	994,923	339,653			1,334,576
Supplies expense	699,249	92,572			791,821
Provision for doubtful accounts	508,603	36,414			545,017
Depreciation and amortization	204,703	44,778	8,682	(L)	258,163
Lease and rental expense	69,947	20,131			90,078

	4,681,847	1,538,752	8,682		6,229,281

Income from operations	520,532	266,609	(8,682)		778,459
Interest expense, net	45,810	71,549	137,121	(M)	254,480

Income before income taxes	474,722	195,060	(145,803)		523,979
Provision for income taxes	170,475	74,889	(55,201)	(O)	190,163

Net income	304,247	120,171	(90,602)		333,816

Less: Income attributable to noncontrolling interests	43,874	93			43,967

Net income attributable to UHS	$260,373	$120,078	$(90,602)		$289,849

Basic earnings per share attributable to UHS	$2.65				$2.95

Diluted earnings per share attributable to UHS	$2.64				$2.94

Weighted average number of common shares—basic	97,794				97,794
Add: Other share equivalents	481				481

Weighted average number of common shares and equivalents—diluted	98,275				98,275

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined statements of income

for the six months ended June 30, 2010

(amounts in thousands, except per share amounts)

	UHS	PSI	Pro forma adjustments		Pro forma combined

Net revenues	$2,685,468	$978,650			$3,664,118

Operating charges:
Salaries, wages and benefits	1,142,478	522,773			1,665,251
Other operating expenses	496,142	202,857	(24,566)	(N)	674,433
Supplies expense	363,742	47,982			411,724
Provision for doubtful accounts	269,154	21,937			291,091
Depreciation and amortization	107,536	25,269	4,342	(L)	137,147
Lease and rental expense	36,119	9,678			45,797

	2,415,171	830,496	(20,224)		3,225,443

Income from operations	270,297	148,154	20,224		438,675
Interest expense, net	24,654	33,051	68,371	(M)	126,076

Income before income taxes	245,643	115,103	(48,147)		312,599
Provision for income taxes	86,466	44,295	(18,228)	(O)	112,533

Net income	159,177	70,808	(29,919)		200,066

Less: Income attributable to noncontrolling interests	21,786	50			21,836

Net income attributable to UHS	$137,391	$70,758	$(29,919)		$178,230

Basic earnings per share attributable to UHS	$1.42				$1.84

Diluted earnings per share attributable to UHS	$1.40				$1.82

Weighted average number of common shares—basic	96,621				96,621
Add: Other share equivalents	1,131				1,131

Weighted average number of common shares and equivalents—diluted	97,752				97,752

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined statements of income

for the six months ended June 30, 2009

(amounts in thousands, except per share amounts)

	UHS	PSI	Pro forma adjustments		Pro forma combined

Net revenues	$2,616,059	$889,217			$3,505,276

Operating charges:
Salaries, wages and benefits	1,083,247	494,190			1,577,437
Other operating expenses	506,115	164,379			670,494
Supplies expense	350,378	46,412			396,790
Provision for doubtful accounts	239,648	16,752			256,400
Depreciation and amortization	102,219	21,468	4,342	(L)	128,029
Lease and rental expense	34,659	10,129			44,788

	2,316,266	753,330	4,342		3,073,938

Income from operations	299,793	135,887	(4,342)		431,338
Interest expense, net	24,517	34,712	72,647	(M)	131,876

Income before income taxes	275,276	101,175	(76,989)		299,462
Provision for income taxes	99,265	38,729	(29,148)	(O)	108,846

Net income	176,011	62,446	(47,841)		190,616

Less: Income attributable to noncontrolling interests	27,577	345			27,922

Net income attributable to UHS	$148,434	$62,101	$(47,841)		$162,694

Basic earnings per share attributable to UHS	$1.51				$1.65

Diluted earnings per share attributable to UHS	$1.50				$1.65

Weighted average number of common shares—basic	98,056				98,056
Add: Other share equivalents	202				202

Weighted average number of common shares and equivalents—diluted	98,258				98,258

See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to unaudited pro forma condensed combined financial statements

Note 1—Basis of presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under existing U.S. GAAP standards and are based on our historical consolidated financial statements and the financial statements of PSI for the twelve months ended June 30, 2010, the year December 31, 2009 and the six-month periods ended June 30, 2010 and 2009.

The unaudited pro forma condensed combined statement of income for UHS and PSI for the twelve months ended June 30, 2010, the year December 31, 2009 and the six-month periods ended June 30, 2010 and 2009 give effect to UHS’s acquisition of PSI and related financing transactions, including this senior unsecured financing and other debt financing commitments (collectively the “Transactions”), as if they had occurred on January 1, 2009. The unaudited pro forma condensed combined balance sheet as of June 30, 2010 gives effect to the Transactions as if they had occurred on June 30, 2010.

We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting, which is based upon Accounting Standards Codification (“ASC”) 805, Business Combinations, the Financial Accounting Standard Board’s (“FASB”) standard related to business combinations. The business combination standard incorporates the FASB standard related to fair value measurement concepts. We have adopted both FASB standards related to business combinations and fair value measurements as required.

The FASB standard issued related to business combinations requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the standard establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. Our intent is to use the proceeds from this senior unsecured financing and the other debt financing commitments to pay cash to PSI as consideration for the acquisition. The transaction fees have been excluded from the unaudited pro forma condensed combined statements of income as they are non-recurring and are reflected as borrowings under the revolving credit facility and as an adjustment to retained earnings on the unaudited pro forma condensed combined balance sheet.

ASC 820, Fair Value Measurements and Disclosures, the FASB’s standards related to fair value measurements, define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, expand related disclosure requirements and specify a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the standard as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The assumptions and related pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from PSI based on preliminary estimates of fair value. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized following the completion of the Transactions.

The unaudited pro forma condensed combined financial statements are preliminary, are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position. The actual results reported in periods following the Transactions may differ significantly from those reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, differences resulting from the final PSI merger agreement, timing and impact of potential synergies, the impact of potential divestiture of UHS and/or PSI facilities as may be required by the Federal Trade Commission, the impact of the incremental costs incurred in integrating the PSI facilities, and the actual interest rates applicable to the funds borrowed to finance the acquisition of PSI. In addition, no adjustments have been made to the condensed combined statements of income for non-recurring items related to the Transactions. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the Transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of UHS and PSI and do not purport to project the future financial condition and results of operations after giving effect to the Transactions.

Note 2—Preliminary purchase price

We have entered into a merger agreement to acquire PSI. The purchase price for the acquisition is estimated as follows, subject to adjustments to PSI’s actual debt outstanding:

Estimated purchase price (in thousands):

Cash paid to PSI stockholders	$1,982,936
Assumption of PSI outstanding debt (a)	1,153,367

Subtotal—estimated purchase price	3,136,303
Financing and transaction costs (b)	197,119

Total purchase price, financing and transaction costs	$3,333,422

(a)	Amount represents PSI’s aggregate debt outstanding as of June 30, 2010, plus $23.0 million required to extinguish PSI’s senior notes upon acquisition.

(b)	Consists of financing costs, original issue discounts, investment banking fees, legal, accounting, rating agency and other fees.

In connection with the acquisition of PSI, in addition to the funds generated from this senior unsecured financing, we have obtained a debt financing commitment of $3.45 billion under a senior credit facility, consisting of an $800.0 million, 5-year revolving credit agreement, a $1.05 billion, 5-year term loan A facility and a $1.6 billion, 6-year term loan B facility.

Note 3—Preliminary purchase price allocation

We will allocate the purchase price paid by us to the fair value of the PSI business assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of PSI as of June 30, 2010.

In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analyses, with the assistance of valuation advisors, at the completion of the acquisition. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the acquisition is complete may differ materially from the pro forma amounts presented as follows (in thousands):

Cash	$49,698
Net working capital	127,309
Other assets	22,259
Property and equipment	1,018,320

Total tangible assets acquired	1,217,586
Identifiable intangible assets acquired	60,000
Other liabilities assumed	(106,027)

Total assets acquired in excess of liabilities assumed	1,171,559
Goodwill	1,964,744

Total purchase price before financing and transaction costs	$3,136,303

We have determined that goodwill arising from UHS’s acquisition of PSI will not be deductible for tax purposes.

Note 4—Unaudited pro forma adjustments

Unaudited pro forma condensed combined balance sheet

(A) Sources and uses of funds:

Adjustments reflect the use of $49.7 million of PSI’s cash on hand as of June 30, 2010 to fund a portion of the purchase price and financing and transaction costs.

Sources and uses of funds to finance the PSI acquisition are as follows (in thousands):

Sources of funds:
PSI cash on hand	$49,698
Proceeds from new revolving credit facility (1)	391,964
Proceeds from Term loan A, net of original issue discount	1,042,125
Proceeds from Term loan B, net of original issue discount	1,576,000
Proceeds from new accounts receivable securitization program	250,000
Proceeds from senior unsecured financing	250,000
Rolled PSI debt (2)	39,635

Total sources of funds for purchase price, financing and transaction costs and refinancing of certain components of UHS’s and PSI’s existing debt (1)(3)	$3,599,422

Uses of funds:
Payment to PSI stockholders	$1,982,936
Portion of PSI’s debt outstanding refinanced upon acquisition (4)	1,113,732
Refinancing of borrowings outstanding as of June 30, 2010 pursuant to UHS’s revolving credit facility and accounts receivable securitization program	266,000
Rolled PSI debt (2)	39,635
Financing, transaction, and change of control costs (5)	197,119

Total uses of funds	$3,599,422

(1)	Includes $266.0 million required to refinance borrowings outstanding as of June 30, 2010 pursuant to UHS’s revolving credit facility and accounts receivable securitization program.

(2)	Consists of PSI’s existing mortgage loans with respect to five of its hospitals, amounting to $32.6 million in the aggregate, and $7.0 million of PSI’s other debt, consisting primarily of capital leases, which will remain outstanding after the Transactions.

(3)	In accordance with the FASB issue standards related to business combinations, the costs related to the acquisition will be expensed as they are incurred. These include $77.4 million consisting of: (i) $54.0 million related primarily to legal, investment banking, accounting and filing and other fees incurred by both UHS and PSI and (ii) $23.4 million of change of control payments to PSI officers. In addition, we expect to incur $142.7 million, which will be recorded as assets or reductions to debt on the balance sheet, consisting of the following: (i) $87.8 million of anticipated financing costs related to the new debt facilities indicated above, which are expected to be utilized to finance the acquisition of PSI; (ii) $31.9 million of original issue discounts in connection with the 5-year Term loan A and 6-year Term loan B; and (iii) $23.0 million required to extinguish PSI’s senior notes upon acquisition. The financing costs and original issue discounts will be amortized over the term of the various debt agreements (ranging from 5 to 8 years).

(4)	Amount represents PSI’s aggregate debt outstanding as of June 30, 2010 ($1.130 billion), less the portion of PSI’s outstanding debt that we do not intend to refinance upon acquisition ($39.6 million), plus the premium required to extinguish PSI’s senior notes upon acquisition ($23.0 million).

(5)	Consists of costs mentioned in (3) above excluding the $23.0 million required to extinguish PSI’s senior notes, which is included in (4) above.

(B) Supplies and other current assets:

Purchase price allocation reclassifications required to conform PSI’s balance sheet items to UHS’s balance sheet presentation, consisting of: (i) $6.2 million reclassified to supplies and (ii) $25.3 million reclassified to deferred income taxes.

(C) Deferred income tax asset and liability:

Adjustments to record deferred income tax assets and liabilities pursuant to the purchase price allocation.

(D) Property and equipment, net:

Adjustments to record the net property and equipment at fair value estimates, calculated as follows (amounts in thousands):

Fair value estimate of property and equipment (Note 3)	$1,018,320
Property and equipment on PSI’s balance sheet as of June 30, 2010	(965,833)

Adjustment to property and equipment, net	$52,487

(E) Goodwill:

Adjustment to record goodwill pursuant to purchase price allocation, calculated as follows (amounts in thousands):

Purchase price allocation to goodwill (Note 3)	$1,964,744
Goodwill on PSI’s balance sheet as of June 30, 2010	(1,153,111)

Adjustment to goodwill	$811,633

(F) Deferred charges:

Consists of anticipated financing costs related to the senior credit facility and the senior unsecured financing utilized to finance the acquisition of PSI.

(G) Other assets:

Adjustment consists of (amounts in thousands):

Purchase price allocation to intangible assets (Note 3)	$60,000
Purchase price allocation to other assets (Note 3)	22,259
Other assets (including intangible assets) on PSI’s balance sheet as of June 30, 2010 (1)	(58,959)

Adjustment to other assets	$23,300

(1)	Consists primarily of PSI’s intangible assets and deferred financing costs.

(H) Accounts payable and accrued liabilities:

Reclassification (to long-term debt) of accrued transaction expenses recorded by UHS and PSI as of June 30, 2010, consisting of investment banking fees, legal and other fees.

(I) Current federal and state income taxes:

Adjustment to record the income tax benefit of accrued transaction expenses incurred by UHS and PSI and the write-off of PSI’s unamortized financing costs.

(J) Long-term debt:

Adjustment to record incremental long-term debt resulting from the acquisition of PSI, including financing and transaction costs, as follows (amounts in thousands):

Estimated total purchase price, financing and transaction costs (Note 2)	$3,333,422
Less: assumption of PSI’s outstanding debt (1)	(1,130,367)
Less: PSI’s cash on hand as of June 30, 2010	(49,698)

Incremental debt before original issue discounts	2,153,357
Less: original issue discounts	(31,875)

Adjustment to long-term debt	$2,121,482

(1)	Consists of the following recorded on PSI’s balance sheet as of June 30, 2010:

Current maturities of long-term debt	$4,742
Long-term debt	1,125,625

Total PSI debt as of June 30, 2010	$1,130,367

PSI’s debt outstanding as of June 30, 2010 will be extinguished in connection with the Transactions, as indicated under Note 4(A) above, other than mortgage loans on facilities in the amount of $32.6 million and other debt in the amount of $7.0 million, which consists primarily of capital leases.

(K) UHS/PSI common stockholders’ equity:

Adjustment calculated as follows (amounts in thousands):

Elimination of PSI’s common stockholder’s equity as of June 30, 2010	$(1,102,416)
Recording of pre-tax transaction and change of control expenses (1)	(59,278)
Income tax benefit on transaction and change of control expenses	13,668

Adjustment to UHS/PSI common stockholders’ equity	$(1,148,026)

(1)	Consists of the following:

Total anticipated transaction and change of control expenses	$77,444
Amount previously expensed by UHS as of June 30, 2010	(18,166)

Additional pre-tax transaction and change of control expenses	$59,278

Unaudited pro forma condensed combined statements of income for the twelve months ended June 30, 2010, the year December 31, 2009 and six-month periods ended June 30, 2010 and 2009

(L) Depreciation and amortization:

The adjustment consists of (amounts in thousands):

	Twelve months ended June 30, 2010 and year ended December 31, 2009	Six-month periods ended June 30, 2010 and 2009

Incremental depreciation expense on fair value step-up of property (1)	$2,099	$1,050
Incremental amortization expense on identifiable intangible assets acquired (2)	6,583	3,292

Total incremental depreciation and amortization expense	$8,682	$4,342

(1)	The increase in depreciation expense is the result of adjusting the acquired real property to estimated fair values ($52.5 million incremental increase) and estimated remaining useful lives (25 years) based upon preliminary fair value estimates.

(2)	The increase in amortization expense is the result of adjusting the identifiable intangible assets ($39.5 million incremental increase) and the estimated useful lives (6 years) based upon preliminary fair value estimates.

The purchase price allocations for the real property and identifiable assets and are preliminary and were made only for the purpose of presenting the pro forma combined financial information. In accordance with the FASB issue standards related to business combinations, we will finalize the analysis of the fair value of the assets acquired and liabilities assumed resulting from the acquisition of PSI for the purpose of allocating the purchase price. It is possible that the final valuation of real property and intangible assets could differ materially from our estimates.

(M) Interest expense:

In connection with the acquisition of PSI, in addition to the funds generated from this senior unsecured financing, we have obtained debt financing commitments of $3.45 billion under a senior credit facility, consisting of: (i) an $800.0 million, 5-year revolving credit agreement; (ii) a $1.05 billion, 5-year Term loan A facility; and (iii) a $1.6 billion, 6-year Term loan B facility. In addition, we expect to obtain an additional $500.0 million of debt financing consisting of: (i) a $250.0 million accounts receivable securitization program; and (ii) $250.0 million gross proceeds from this senior unsecured financing. On a combined basis, we expect to obtain $3.95 billion of new financing capacity, which we anticipate utilizing to: (i) finance the acquisition of PSI and related transaction and change of control costs; (ii) refinance the vast majority of PSI’s existing outstanding debt; and (iii) refinance UHS’s existing $800.0 million revolving credit facility and $200.0 million accounts receivable securitization facility.

The interest expense adjustments included in the unaudited pro forma condensed combined statements of income reflect the additional interest expense on the above-mentioned debt using estimated weighted average interest rates of 5.7% and 5.8% during the twelve months ended June 30, 2010 and the year ended December 31, 2009, respectively, and 5.7% and 5.9% during the six-month periods ended June 30, 2010 and 2009, respectively, including the amortization of the related deferred financing fees (amounting to $24.4 million for the twelve months ended June 30, 2010 and the year ended December 31, 2009 and $12.2 million for the six-month periods ended June 30, 2010 and 2009). In connection with the above-mentioned financing, we expect to incur an aggregate of $119.7 million in deferred financing fees and original issue discounts with an average amortization period of 4.9 years. For purposes of estimating the weighted average interest rates, we have made certain assumptions about the aggregate principal amount allocated to each component of debt. The actual weighted average interest rate will likely differ from the estimated interest rate due to changes in market conditions and the relative principal amounts. We expect that certain components of the debt financing, including the proceeds generated from this senior unsecured financing, will be obtained at fixed interest rates as established at the various pricing or closing dates, which are expected to occur during the third and fourth quarters of 2010. The pro forma financial statements include fixed interest rate assumptions for those debt components based upon the appropriate current market rates. For each 1/8% deviation between our assumed weighted average interest rate and the actual weighted average interest rate, interest expense would increase or decrease, as applicable, by $4.6 million for each of the twelve months ended June 30, 2010 and the year ended December 31, 2009 and $2.3 million for each of the six-month periods ended June 30, 2010 and 2009.

(N) Other operating expenses:

Adjustment to neutralize the impact of the pre-tax transaction costs included in UHS’s ($18.2 million) and PSI’s ($6.4 million) statements of income for the six months ended June 30, 2010.

(O) Provision for income taxes:

Adjustments reflect the income tax effect of the pro forma impact on income before income taxes based on applicable federal and state statutory rates, amounting to 37.9% during each of the periods presented.